Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
July 28, 2022

CULLEN/FROST REPORTS SECOND QUARTER RESULTS
Board increases quarterly common dividend by 16 percent to $0.87

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported second quarter 2022 results.
Net income available to common shareholders for the second quarter of 2022 was $117.4 million compared to $116.4 million in the second quarter of 2021. On a per-share basis, net income available to common shareholders for the second quarter of 2022 was $1.81 per diluted common share, compared to $1.80 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.92 percent and 13.88 percent, respectively, for the second quarter of 2022 compared to 1.02 percent and 11.18 percent, respectively, for the same period a year earlier.

For the second quarter of 2022, net interest income on a taxable-equivalent basis was $311.4 million, up 11.2 percent, compared to the same quarter in 2021. Average loans for the second quarter of 2022 decreased $572 million, or 3.3 percent, to $16.7 billion, from the $17.2 billion reported for the second quarter a year earlier. Excluding PPP loans, second quarter average loans of $16.5 billion represented a 13.2 percent increase compared to the second quarter of 2021 and a 2.8 percent increase compared to the first quarter of 2022. Average deposits for the quarter were $44.7 billion, up $6.5 billion, or 16.9 percent, compared to the $38.3 billion reported for last year's second quarter.

“I’m proud of the success we achieved in the second quarter as we continued to execute our organic growth strategy, and I thank our staff for their performance in generating double digit growth for both loans and deposits,” said Phil Green, Cullen/Frost Chairman and CEO.

Noted financial data for the second quarter of 2022 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the second quarter of 2022 were 12.64 percent, 13.17 percent and 14.75 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $311.4 million, an increase of 11.2 percent, compared to the prior year period. Net interest margin was 2.56 percent for the second quarter of 2022 compared to 2.33 percent for the first quarter of 2022 and 2.65 percent for the second quarter of 2021.
•Non-interest income for the second quarter of 2022 totaled $97.9 million, an increase of $6.7 million, or 7.3 percent, from the $91.2 million reported for the second quarter of 2021. Service charges on deposit accounts increased $4.0 million, or 20.3 percent, compared to the second quarter of 2021. The increase was mainly driven by increases in overdraft charges (up $2.7 million) and commercial service charges (up $1.1 million). Other charges, commissions and fees increased $1.2 million, or 14.4 percent, compared to the second quarter of 2021. The increase was primarily related to increases in income from the placement of money market accounts (up $1.1 million) and merchant services rebates/bonuses (up $472,000), among other things, partly offset by a decrease in income from the sale of mutual funds (down $448,000). Insurance commissions and fees increased $1.0 million, or 9.3 percent, compared to the second quarter of 2021. The increase was the result of increases in commission income (up $774,000) and contingent income (up $229,000).
•Non-interest expense was $246.3 million for the quarter, up $31.1 million, or 14.4 percent, compared to the $215.3 million reported for the second quarter a year earlier. Salaries and wages expense increased $19.8 million, or 20.5 percent, compared to the second quarter of 2021. The increase in salaries and wages was primarily related to increases in salaries due to annual merit and market increases as well as the implementation of a $20 per hour minimum wage in December, 2021. Salaries and wages was also impacted by increases in the number of employees and increases in incentive compensation. We are experiencing an increasingly competitive labor market which has resulted in and could continue to result in an increase in our staffing costs. Employee benefits expense of $20.7 million represented an increase of $2.0 million, or 10.7 percent, compared to the second quarter of 2021. The increase was primarily related to increases in payroll taxes, 401(k) plan expense, and medical benefits plan expense. Other non-interest expense increased $4.8 million, or 11.5 percent, compared to the second quarter of 2021. The increase included increases in travel, meals and entertainment (up $1.7 million); professional services expense (up $1.2 million); sundry and other miscellaneous expenses (up $1.1 million); and advertising/promotions expense (up $661,000). Technology, furniture and equipment expense increased $1.9 million, or 6.9 percent, compared to the second quarter of 2021. The increase was primarily related to increases in cloud services expense (up $1.1 million) and service contracts expense (up $466,000), among other things, partly offset by a decrease in software maintenance (down $199,000). Net occupancy expense increased $1.7 million, or 6.5 percent, compared to the second quarter of 2021. The increase was primarily related to an increase in repairs and maintenance/service contracts expense (up $1.0 million) and was also impacted by our expansion activities in the Houston and Dallas regions, among other things.
•For the second quarter of 2022, the company did not report a credit loss expense, and reported net charge-offs of $2.8 million. This compares to no credit loss expense and net charge-offs of $6.3 million for the first quarter of 2022 and no credit loss expense and net charge-offs of $1.6 million for the second quarter of 2021. The allowance for credit losses on loans as a percentage of total loans was 1.43 percent at June 30, 2022, compared to 1.49 percent at the end of the first quarter of 2022 and 1.54 percent at the end of the second quarter of 2021. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.44 percent at the end of the second quarter of 2022, compared to 1.51 percent at the end of the first quarter of 2022 and 1.74 percent at the end of the second quarter of 2021. Non-accrual loans were $35.1 million at the end of the second quarter of 2022, compared to $49.0 million at the end of the first quarter of 2022 and $57.3 million at the end of the second quarter of 2021.

The Cullen/Frost board declared a third-quarter cash dividend of $0.87 per common share, representing an increase of $0.12, or 16 percent. The dividend on common stock is payable September 15, 2022 to shareholders of record on August 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on September 15, 2022, to shareholders of record on August 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, July 28, 2022, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, July 31, 2022 at 1-877-660-6853 with Conference ID # of 13731744. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $51.8 billion in assets at June 30, 2022. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
•Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing and saving habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may be adversely affected by the current or anticipated impact of military conflict, including the current Russian invasion of Ukraine, terrorism or other geopolitical events.
Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$288,208	$249,071	$240,708	$246,122	$257,156
Net interest income (1)	311,377	272,194	264,049	269,321	279,997
Credit loss expense	—	—	—	—	—
Non-interest income:
Trust and investment management fees	37,776	38,656	38,425	37,381	37,874
Service charges on deposit accounts	23,870	22,740	22,234	21,216	19,849
Insurance commissions and fees	11,776	16,608	11,714	11,748	10,773
Interchange and card transaction fees	4,911	4,226	4,237	4,490	4,641
Other charges, commissions and fees	9,887	9,627	10,107	9,785	8,640
Net gain (loss) on securities transactions	—	—	69	—	—
Other	9,707	9,533	22,270	8,569	9,470
Total non-interest income	97,927	101,390	109,056	93,189	91,247

Non-interest expense:
Salaries and wages	116,881	111,329	105,541	99,463	97,035
Employee benefits	20,733	24,220	19,189	21,576	18,728
Net occupancy	28,379	27,411	27,435	27,208	26,650
Technology, furniture and equipment	29,921	29,157	28,230	28,494	27,998
Deposit insurance	3,724	3,633	3,339	3,088	2,877
Intangible amortization	131	146	153	157	185
Other	46,578	42,836	54,708	38,017	41,781
Total non-interest expense	246,347	238,732	238,595	218,003	215,254
Income before income taxes	139,788	111,729	111,169	121,308	133,149
Income taxes	20,674	12,627	10,148	13,333	15,081
Net income	119,114	99,102	101,021	107,975	118,068
Preferred stock dividends	1,669	1,669	1,669	1,668	1,669
Net income available to common shareholders	$117,445	$97,433	$99,352	$106,307	$116,399

PER COMMON SHARE DATA
Earnings per common share - basic	$1.82	$1.51	$1.54	$1.66	$1.81
Earnings per common share - diluted	1.81	1.50	1.54	1.65	1.80
Cash dividends per common share	0.75	0.75	0.75	0.75	0.72
Book value per common share at end of quarter	49.93	56.65	67.11	66.39	66.44

OUTSTANDING COMMON SHARES
Period-end common shares	64,123	64,094	63,986	63,668	63,646
Weighted-average common shares - basic	64,113	64,051	63,879	63,652	63,606
Dilutive effect of stock compensation	354	410	462	445	496
Weighted-average common shares - diluted	64,467	64,461	64,341	64,097	64,102

SELECTED ANNUALIZED RATIOS
Return on average assets	0.92%	0.79%	0.81%	0.90%	1.02%
Return on average common equity	13.88	9.58	9.26	9.87	11.18
Net interest income to average earning assets	2.56	2.33	2.31	2.47	2.65

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,674	$16,386	$15,984	$16,189	$17,246
Loans excluding Paycheck Protection Program	16,531	16,084	15,391	14,824	14,598
Earning assets	47,880	47,339	46,008	43,980	42,916
Total assets	51,088	50,323	48,897	46,774	45,665
Non-interest-bearing demand deposits	18,355	17,961	17,885	16,999	16,456
Interest-bearing deposits	26,371	25,001	23,142	22,117	21,815
Total deposits	44,726	42,962	41,027	39,116	38,271
Shareholders' equity	3,540	4,270	4,400	4,417	4,320

Period-End Balance:
Loans	$16,736	$16,543	$16,336	$15,833	$16,596
Loans excluding Paycheck Protection Program	16,644	16,335	15,908	15,005	14,670
Earning assets	48,404	48,107	48,063	44,964	43,943
Goodwill and intangible assets	656	656	656	656	656
Total assets	51,785	51,296	50,878	47,860	46,698
Total deposits	45,602	44,431	42,696	39,613	38,734
Shareholders' equity	3,347	3,776	4,440	4,372	4,374
Adjusted shareholders' equity (1)	4,221	4,148	4,092	4,022	3,961

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$239,632	$246,835	$248,666	$250,150	$255,288
As a percentage of period-end loans	1.43%	1.49%	1.52%	1.58%	1.54%

Net charge-offs:	$2,807	$6,295	$2,789	$2,115	$1,591
Annualized as a percentage of average loans	0.07%	0.16%	0.07%	0.05%	0.04%

Non-accrual loans:	$35,125	$48,966	$53,713	$57,055	$57,250
As a percentage of total loans	0.21%	0.30%	0.33%	0.36%	0.34%
As a percentage of total assets	0.07	0.10	0.11	0.12	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.64%	12.78%	13.13%	13.42%	13.60%
Tier 1 Risk-Based Capital Ratio	13.17	13.32	13.70	14.01	14.21
Total Risk-Based Capital Ratio	14.75	14.97	15.45	15.90	16.17
Leverage Ratio	7.03	7.08	7.34	7.52	7.60
Equity to Assets Ratio (period-end)	6.46	7.36	8.73	9.14	9.37
Equity to Assets Ratio (average)	6.93	8.48	9.00	9.44	9.46

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Six Months Ended
	June 30,
	2022	2021
CONDENSED INCOME STATEMENTS
Net interest income	$537,279	$498,037
Net interest income (1)	583,572	543,946
Credit loss expense	—	63
Non-interest income:
Trust and investment management fees	76,432	73,188
Service charges on deposit accounts	46,610	39,842
Insurance commissions and fees	28,384	28,086
Interchange and card transaction fees	9,137	8,734
Other charges, commissions and fees	19,514	16,944
Net gain (loss) on securities transactions	—	—
Other	19,240	17,689
Total non-interest income	199,317	184,483

Non-interest expense:
Salaries and wages	228,210	190,493
Employee benefits	44,953	41,264
Net occupancy	55,790	52,701
Technology, furniture and equipment	59,078	56,014
Deposit insurance	7,357	5,805
Intangible amortization	277	387
Other	89,414	78,732
Total non-interest expense	485,079	425,396
Income before income taxes	251,517	257,061
Income taxes	33,301	22,978
Net income	218,216	234,083
Preferred stock dividends	3,338	3,820
Net income available to common shareholders	$214,878	$230,263

PER COMMON SHARE DATA
Earnings per common share - basic	$3.32	$3.59
Earnings per common share - diluted	3.31	3.57
Cash dividends per common share	1.50	1.44
Book value per common share at end of quarter	49.93	66.44

OUTSTANDING COMMON SHARES
Period-end common shares	64,123	63,646
Weighted-average common shares - basic	64,082	63,457
Dilutive effect of stock compensation	383	512
Weighted-average common shares - diluted	64,465	63,969

SELECTED ANNUALIZED RATIOS
Return on average assets	0.85%	1.05%
Return on average common equity	11.53	11.16
Net interest income to average earning assets	2.45	2.68

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2022	2021
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,531	$17,464
Loans excluding Paycheck Protection Program	16,308	14,725
Earning assets	47,611	41,369
Total assets	50,711	44,102
Non-interest-bearing demand deposits	18,159	15,888
Interest-bearing deposits	25,690	20,960
Total deposits	43,849	36,848
Shareholders' equity	3,903	4,308

Period-End Balance:
Loans	$16,736	$16,596
Loans excluding Paycheck Protection Program	16,644	14,670
Earning assets	48,404	43,943
Goodwill and intangible assets	656	656
Total assets	51,785	46,698
Total deposits	45,602	38,734
Shareholders' equity	3,347	4,374
Adjusted shareholders' equity (1)	4,221	3,961

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$239,632	$255,288
As a percentage of period-end loans	1.43%	1.54%

Net charge-offs:	9,102	3,510
Annualized as a percentage of average loans	0.11%	0.04%

Non-accrual loans:	$35,125	$57,250
As a percentage of total loans	0.21%	0.34%
As a percentage of total assets	0.07	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.64%	13.60%
Tier 1 Risk-Based Capital Ratio	13.17	14.21
Total Risk-Based Capital Ratio	14.75	16.17
Leverage Ratio	7.03	7.60
Equity to Assets Ratio (period-end)	6.46	9.37
Equity to Assets Ratio (average)	7.70	9.77

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	0.80%	0.18%	0.15%	0.15%	0.11%
Federal funds sold	1.26	0.37	0.22	0.48	0.15
Resell agreements	1.32	0.27	0.25	0.29	0.20
Securities	2.87	2.88	3.08	3.35	3.36
Loans, net of unearned discounts	4.04	3.74	3.89	4.16	4.28
Total earning assets	2.71	2.39	2.36	2.53	2.71

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.04	0.01	0.01	0.01	0.01
Money market deposit accounts	0.35	0.12	0.11	0.10	0.09
Time accounts	0.64	0.29	0.21	0.24	0.32
Total interest-bearing deposits	0.22	0.08	0.07	0.07	0.06

Total deposits	0.13	0.05	0.04	0.04	0.04

Federal funds purchased	0.84	0.17	0.12	0.13	0.08
Repurchase agreements	0.41	0.10	0.10	0.11	0.11
Junior subordinated deferrable interest debentures	2.51	1.90	1.81	1.85	1.87
Subordinated notes payable and other notes	4.69	4.69	4.70	4.70	4.70
Total interest-bearing liabilities	0.26	0.11	0.10	0.10	0.10

Net interest spread	2.45	2.28	2.26	2.43	2.61
Net interest income to total average earning assets	2.56	2.33	2.31	2.47	2.65

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$13,041	$13,766	$15,549	$15,278	$13,347
Federal funds sold	31	14	31	2	21
Resell agreements	3	6	8	8	8
Securities	18,130	17,166	14,436	12,503	12,294
Loans, net of unearned discount	16,674	16,386	15,984	16,189	17,246
Total earning assets	$47,880	$47,339	$46,008	$43,980	$42,916

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$12,336	$11,954	$11,205	$10,910	$10,882
Money market deposit accounts	12,608	11,859	10,823	10,086	9,790
Time accounts	1,427	1,187	1,114	1,121	1,143
Total interest-bearing deposits	26,371	25,001	23,142	22,117	21,815

Total deposits	44,726	42,962	41,027	39,116	38,271

Federal funds purchased	36	28	27	27	34
Repurchase agreements	1,743	2,052	2,368	2,188	2,059
Junior subordinated deferrable interest debentures	123	123	126	137	136
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$28,372	$27,302	$25,762	$24,568	$24,143

(1) Taxable-equivalent basis assuming a 21% tax rate.